UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On April 30, 2009, Target Corporation issued the following news release:

TARGET CORPORATION MAILS LETTER TO SHAREHOLDERS

MINNEAPOLIS, April 30, 2009 — Target Corporation (NYSE:TGT) announced today that it is mailing a letter to shareholders in connection with the Company’s 2009 Annual Meeting of Shareholders to be held on May 28, 2009.  Target shareholders of record as of the close of business on March 30, 2009 will be entitled to vote at the May 28, 2009 Annual Meeting.

Following is the text of the letter from Gregg Steinhafel, Target’s Chairman, President and Chief Executive Officer, speaking on behalf of Target’s Board:

April 30, 2009

Dear Fellow Shareholder:

At Target’s upcoming Annual Meeting of Shareholders on May 28, 2009, you will be asked to determine which director nominees best serve the interests of ALL Target shareholders.

Your Board of Directors unanimously believes Target’s nominees — Mary N. Dillon, Richard M. Kovacevich, George W. Tamke, and Solomon D. Trujillo — are the right nominees for your company.

We urge you to vote for Target’s independent nominees using the WHITE proxy card by telephone or Internet, or by signing, dating, and returning the WHITE proxy card in the postage paid envelope provided.

VOTE “FOR” YOUR BOARD AND MANAGEMENT TEAM — A DYNAMIC,
INNOVATIVE AND FORWARD-LOOKING TEAM WITH A CLEAR
STRATEGY TO DELIVER STRONG PERFORMANCE OVER TIME

Your Board and management team have a strong track record of success and a clear strategy for sustaining Target’s competitive advantage, driving continued profitable growth and creating substantial shareholder value over time.

•                  For nearly five decades we have thrived by remaining relevant to our guests’ ever-changing preferences and delivering on our “Expect More. Pay Less.” brand promise;

•                  We deliberately evolve our store format and improve our guest experience so that our shopping environment remains intuitive, convenient and inviting;

•                  We offer a unique assortment of high-quality, affordable merchandise that balances trend-right fashion with must-have basics to meet our guests’ wants and needs;

•                  We have created one of the most recognized brands in the United States through our distinctive marketing campaigns;

•                  We have built a global team, comprised of dedicated, diverse individuals, that is among the best in retail; and

•                  Our focus on continuous innovation and differentiation has delivered solid same store sales growth and healthy gross margin rate expansion.

We believe we remain well positioned to continue to capture profitable market share and to outperform the industry.  We have many initiatives underway that we believe will contribute to continued growth in revenue and profitability, while delivering a superior shopping experience for our guests.  One of the most exciting is our new Target store concept which combines the best attributes of a traditional Target assortment and guest experience with a significantly expanded assortment of dry, dairy and frozen and perishable food.

In the past 10 years, Target has grown its consumables and perishables as a percent of its total sales from less than 7 percent in 1998 to 15 percent in 2008.  Annual food sales, in dollars, have grown at a compound annual rate of 19.7 percent over this period to nearly $10 billion dollars. Consistent with this past success, our new expanded food concept has been well-received by our guests and we expect this concept to be incorporated into approximately 100 new and remodeled Target stores by year-end 2009.  If we continue to experience favorable results from these stores, we would intend to incorporate this expanded food offering into a substantial portion of our chain over the next three years.

Our goal is to provide our guests with the added convenience of one-stop shopping, drive additional fill-in grocery trips and generate incremental sales across the store.  Our new concept store will increase our food offering in an innovative and brand-right format.

Target’s innovations in merchandising, marketing and store design are matched by its thoughtful operational execution and disciplined capital deployment.  Target remains firmly devoted to its culture of expense control and accountability, its disciplined inventory management and its rigorous capital investment process, with the goal of delivering a substantial return on capital for our shareholders. Our prudent capital decisions and strong credit ratings have positioned Target well in this turbulent economic environment. Your Board and management take seriously their financial and strategic responsibility as stewards of the Company’s assets and are fully committed to acting in the best interest of its shareholders.

VOTE “FOR” YOUR BOARD WITH EXTENSIVE TRACK RECORDS OF
SUCCESS IN TARGET’S RETAIL AND CREDIT CARD BUSINESSES

As representatives of Target’s shareholders, your Board is the primary force in guiding your company to realize its opportunities.  Target’s independent directors have extensive executive and Board experience in a variety of businesses, experience which Target believes is important to their oversight of Target’s business.  All of Target’s independent directors were chosen by our independent Nominating Committee after a comprehensive search and thorough vetting process to identify individuals able to bring specific expertise and experience to the Board.  Our directors have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions with some of the most admired organizations in the world.  Four of these independent directors are standing for election at Target’s 2009 Annual Meeting.  Your Board unanimously believes that these four incumbent directors are better qualified to serve the interests of shareholders than Pershing Square’s nominees.

•                  Mary N. Dillon has deep experience in marketing, brand management, food retailing and consumer sales.  Ms. Dillon is currently Executive Vice President and Global Chief Marketing Officer, McDonald’s Corporation, the leading global foodservice retailer, where she has responsibility for building and maintaining the McDonald’s brand with customers.  Since Target’s brand image is its most valuable asset, her insights into managing world class brands have been of great value to the Company.

Prior to joining McDonald’s, Ms. Dillon was President of the multi-billion dollar Quaker Foods division of PepsiCo Corporation, where she had responsibility for the entire Quaker business, including merchandising, pricing, product development, finance and the Quaker sales performance at all grocery, club, and mass retailers in the U.S.  Ms. Dillon’s experience in food service and grocery retailing makes her an important contributor to the successful development and execution of Target’s food strategy.

•                  Richard M. Kovacevich has extensive experience in financial services as Chairman of Wells Fargo.  He was previously CEO of Wells Fargo from 1998 to 2007.  Wells Fargo is the largest commercial real estate lender in the U.S., the largest commercial real estate broker in the U.S., the second largest bank by market capitalization in the U.S., and one of the largest credit card and debit card issuers in the U.S.  As of the end of 2008, Wells Fargo had credit card loans outstanding of $23.6 billion.

In his capacity as CEO of Wells Fargo, Mr. Kovacevich also managed one of the country’s largest retail banking chains, serving customers throughout the United States in over 11,000 locations.  Mr. Kovacevich’s guidance in matters pertaining to the credit card business, real estate, and financing markets has been of great value, particularly during recent times of economic stress.

•                  George W. Tamke is highly experienced in driving operational improvements at companies acquired by Clayton, Dubilier & Rice, Inc., a private equity investment firm, with a focus on consumer and retail.  Previously, he also served as Vice Chairman and co-CEO of Emerson Electric and as interim CEO of Kinko’s, Inc.

In his capacity as Partner at Clayton, Dubilier & Rice, he also serves as a director of portfolio companies, which include Culligan Ltd., where he is Chairman, Hertz Global Holdings, Inc., where he is Lead Director and ServiceMaster Global Holdings, Inc, where he is Chairman.  These companies own world-class brands and serve millions of consumers from thousands of locations worldwide.

•                  Solomon D. Trujillo is a tested executive who, on three continents, has led companies with telecommunications, information services and media and advertising assets.  Mr. Trujillo has particular expertise in business technology and communications which is essential to Target’s operations and represents a major area of our annual capital investment.

Mr. Trujillo has served for the last four years as Chief Executive Officer of Australia’s market leader in telecommunications and information services, Telstra Corp. Ltd., which operates hundreds of retail locations across Australia and the world’s largest and fastest national mobile broadband network.  Mr. Trujillo was formerly Chief Executive Officer of US West and Orange S.A., a telecommunications company which serves millions of customers and operates thousands of retail locations in 20 countries.

These seasoned directors offer a wide array of commercial success through substantial experience in senior leadership positions.  In addition, the four incumbent nominees complement the experience, skills and perspectives of the other individuals on your Board of Directors who bring valuable leadership and insight to matters critical to the company’s success.

We believe the qualifications of Pershing Square’s recently selected nominees do not compare to Target’s independent directors standing for election this year.  Furthermore, Pershing Square’s assertions of the lack of experience of our Board members in retail, credit cards and other aspects of our business are simply wrong.

VOTE “FOR” TARGET’S INDEPENDENT AND EXPERIENCED BOARD
WHICH HAS A STRONG RECORD IN CORPORATE GOVERNANCE

Target’s Board and management team recognize that strong governance is critical to driving shareholder value creation.  We have had sound governance policies and practices in place for decades, and continually reassess and revise those policies and practices to maintain our record in this regard going forward:

•                  Target refreshes its Board regularly, and has added three new independent directors to its Board in just the past four years — Derica W. Rice, Chief Financial Officer, Eli Lilly; Mary Minnick, Partner, Lion Capital; and Mary Dillon, Chief Marketing Officer, McDonald’s Corporation;

•                  Eleven out of twelve Board members are independent and all members of Target’s Audit Committee are financial experts;

•                  Independent directors regularly meet in executive sessions without management present;

•                  Target has enhanced its social and environmental disclosures through a Corporate Responsibility Report; and Target discloses the specific performance targets for its senior executive incentive compensation in its filings with the SEC; and

•                  Target proactively adopted a majority voting standard for uncontested director elections.

Under the direction of its strong Board of Directors, Target has created and is executing a clear, differentiated strategy that we believe will continue to create value for all shareholders.  By contrast, we believe that Pershing Square is motivated to pursue a risky short-term agenda, such as its heavily promoted REIT proposal that we view as unsound and not in the best interests of Target and its shareholders.  In our opinion, Bill Ackman’s ownership interest is not aligned with the interests of our other shareholders.

DERIVATIVES — NOT SHARES — MAKE UP THE GREATER PERCENTAGE
OF PERSHING SQUARE’S HOLDINGS IN TARGET

Pershing Square says that about three quarters of the monetary value of its interest in Target is currently held in Target shares.  The fact is that it actually owns an even greater percentage of its holdings in short-term derivatives.  Pershing Square owns approximately 3.3% of Target shares, with short-term derivatives making up an additional 4.5% position.  Importantly, Bill Ackman’s recent filing noted that he can only vote the 3.3% block.

We believe that Pershing Square’s sizable short-term derivatives positions, which expire in less than two years, create an incentive to favor risk taking to affect short-term share price performance — even if it harms Target in the long run.

VOTE “FOR” YOUR BOARD’S NOMINEES

ON THE WHITE PROXY CARD TODAY

We urge you to support your Board and management by voting FOR the four nominees proposed by the Board and FOR the proposal to set the size of the Board at 12, using the enclosed WHITE proxy card, and not to return any proxy card sent to you by Pershing Square.

If you vote using a proxy card sent to you by Pershing Square, you can subsequently revoke it by using the WHITE proxy card to vote by telephone or Internet, or by signing, dating and mailing the WHITE proxy card in the postage paid envelope provided. Remember, only your last dated proxy will count — any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the Proxy Statement.

If you have any questions, please contact MacKenzie Partners, Inc. or Georgeson, which are assisting us in connection with this year’s Annual Meeting, at 800-322-2885 or at 866-295-8105.

On behalf of Target’s Board of Directors, thank you for your continued support and interest in Target.

Sincerely,

/s/

Gregg Steinhafel
Chairman, President and Chief Executive Officer

If you have questions or need assistance voting your TARGET shares please contact:

MacKenzie Partners, Inc.

800-322-2885

or

Georgeson

866-295-8105

Important Information

Target, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Target’s shareholders in connection with Target’s 2009 Annual Meeting.  Important information concerning the identity and interests of these persons is available in the proxy statement that Target filed with the SEC on April 21, 2009 and the Schedule 14A that Target filed with the SEC on April 23, 2009.

Target has filed a definitive proxy statement in connection with its 2009 Annual Meeting.  The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Target are available free of charge at http://www.sec.gov and http://investors.target.com.  Shareholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card before making any voting decision.

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Target’s market position, its plans to change store format, the effect a change in leadership would have on Target’s business, and the financial risks and benefits associated with pursuing various transactions.  Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company’s actual results to differ materially.  The most important risks and uncertainties are described in Item 1A of Target’s Form 10-K for the fiscal year ended January 31, 2009.

About Target

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,699 Target stores in 49 states. Target Corporation news releases are available at www.target.com.

Contacts:

John Hulbert

Susan Kahn

(612) 761-6627

(612) 761-6735

Joele Frank / Tim Lynch
Joele Frank, Wilkinson Brimmer Katcher
(212) 355 4449